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SCHEDULE 13G

Under the Securities Exchange Act of 1934

TPC Group Inc.

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

88265P208

(CUSIP Number)

February 12, 2010

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 88265P208

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Investment Master Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 243,657 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 243,657 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 243,657 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.4%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 88265P208

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 243,657 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 243,657 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 243,657 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.4%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 88265P208

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 243,657 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 243,657 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 243,657 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.4%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 88265P208

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 243,657 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 243,657 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 243,657 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.4%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 88265P208

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 243,657 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 243,657 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 243,657 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.4%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 88265P208

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Strategic Value Master Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 197,267 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 197,267 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 197,267 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.1%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 88265P208

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 197,267 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 197,267 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 197,267 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.1%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 88265P208

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 197,267 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 197,267 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 197,267 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.1%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 88265P208

13	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Lyxor/Apollo Distressed Fund Limited

14	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

15	SEC Use Only

16	Citizenship or Place of Organization Jersey

Number of Shares Beneficially Owned by Each Reporting Person With:	17	Sole Voting Power

	18	Shared Voting Power 116,536 shares of Common Stock

	19	Sole Dispositive Power

	20	Shared Dispositive Power 116,536 shares of Common Stock

21	Aggregate Amount Beneficially Owned by Each Reporting Person 116,536 shares of Common Stock

22	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

23	Percent of Class Represented by Amount in Row (9) 0.7%

24	Type of Reporting Person (See Instructions) OO

CUSIP No. 88265P208

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Special Opportunities Managed Account, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 491,931 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 491,931 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 491,931 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 2.7%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 88265P208

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SOMA Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 491,931 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 491,931 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 491,931 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 2.7%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 88265P208

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SOMA Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 491,931 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 491,931 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 491,931 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 2.7%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 88265P208

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 882,301 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 882,301 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 882,301 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 4.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 88265P208

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 882,301 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 882,301 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 882,301 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 4.9%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 88265P208

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,125,958 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,125,958 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,125,958 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 6.3%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 88265P208

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,125,958 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,125,958 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,125,958 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 6.3%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 88265P208

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 932,855 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 932,855 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 932,855 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 5.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 88265P208

13	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II GP, LLC

14	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

15	SEC Use Only

16	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	17	Sole Voting Power

	18	Shared Voting Power 932,855 shares of Common Stock

	19	Sole Dispositive Power

	20	Shared Dispositive Power 932,855 shares of Common Stock

21	Aggregate Amount Beneficially Owned by Each Reporting Person 932,855 shares of Common Stock

22	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

23	Percent of Class Represented by Amount in Row (9) 5.2%

24	Type of Reporting Person (See Instructions) OO

CUSIP No. 88265P208

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,125,958 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,125,958 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,125,958 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 6.3%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 88265P208

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,125,958 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,125,958 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,125,958 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 6.3%

12	Type of Reporting Person (See Instructions) OO

Item 1.
(a)	Name of Issuer TPC Group Inc.
(b)	Address of Issuer’s Principal Executive Offices 5151 San Felipe, Suite 800 Houston, Texas 77056

Item 2.
(a)

Name of Person Filing
This statement is filed by (i) Apollo Value Investment Master Fund, L.P. (“Value Master Fund”), (ii) Apollo Value Advisors, L.P. (“Value Advisors”), (iii) Apollo Value Capital Management, LLC (“Value Capital Management”), (iv) Apollo Value Management, L.P. (“Value Management”), (v) Apollo Value Management GP, LLC (“Value Management GP”), (vi) Apollo Strategic Value Master Fund, L.P. (“SVF Master Fund”), (vii) Apollo SVF Advisors, L.P. (“SVF Advisors”), (viii) Apollo SVF Capital Management, LLC (“SVF Capital Management”), (ix) Apollo SVF Management, L.P. (“SVF Management”), (x) Apollo SVF Management GP, LLC (“SVF Management GP”), (xi) Lyxor/Apollo Distressed Fund Limited (“Lyxor Fund”), (xii) Apollo Special Opportunities Managed Account, L.P. (“SOMA Fund”), (xiii) Apollo SOMA Advisors, L.P. (“SOMA Advisors”), (xiv) Apollo SOMA Capital Management, LLC (“SOMA Capital Management”), (xv) Apollo Principal Holdings II GP, LLC (“Principal GP”), (xvi) Apollo Principal Holdings II, L.P. (“Principal II”), (xvii) Apollo Capital Management, L.P. (“Capital Management”), (xviii) Apollo Capital Management GP, LLC (“Capital Management GP”), (xix) Apollo Management Holdings, L.P. (“Holdings”), and (xx) Apollo Management Holdings GP, LLC (“Holdings GP”).  Value Master Fund, SVF Master Fund, Lyxor Fund, and SOMA Fund each hold shares of Common Stock of the Issuer.  Value Advisors serves as the managing general partner of Value Master Fund, Value Management serves as the manager of Value Master Fund, SVF Advisors serves as the managing general partner of SVF Master Fund, and SVF Management serves as the manager of SVF Master Fund and SOMA Fund, and the trading advisor of Lyxor Fund.  SOMA Advisors serves as the general partner of SOMA Fund.  Value Capital Management serves as the general partner of Value Advisors, Value Management GP serves as the general partner of Value Management, SVF Capital Management serves as the general partner of SVF Advisors, SVF Management GP serves as the general partner of SVF Management, and SOMA Capital Management serves as the general partner of SOMA Advisors.  Principal II serves as the sole member and manager of Value Capital Management, SVF Capital Management and SOMA Capital Management, and Principal GP serves as the general partner of Principal II.  Capital Management serves as the sole member and manager of Value Management GP and SVF Management GP, and Capital Management GP serves as the general partner of Capital Management.  Holdings is the sole member-manager of Capital Management GP, and Holdings GP is the general partner of Holdings.  Value Master Fund, Value Advisors, Value Management, SVF Master Fund, SVF Advisors, Lyxor Fund, SOMA Fund, SOMA Advisors, Value Capital Management, Value Management GP, SVF Capital Management, SVF Management, SVF Management GP, SOMA Capital Management, Principal II, Principal GP, Capital Management, Capital Management GP, Holdings and Holdings GP are collectively referred to herein as the “Reporting Persons.”

	(b)	Address of Principal Business Office or, if none, Residence The principal office of each of the Reporting Persons is One Manhattanville Road, Suite 201, Purchase, New York 10577.
(c)

Citizenship
SOMA Fund, Value Advisors, Value Management, SVF Advisors, SOMA Advisors, SVF Management, Capital Management, Holdings and Principal II are each Delaware limited partnerships.  Value Capital Management, Value Management GP, SVF Capital Management, SVF Management GP, SOMA Capital Management, Capital Management GP, Holdings GP and Principal GP are each Delaware limited liability companies. Value Master Fund and SVF Master Fund are both exempted limited partnerships registered in the Cayman Islands.  Lyxor Fund is a limited company organized under the laws of Jersey.

	(d)	Title of Class of Securities Common stock, par value $0.01 (the “Common Stock”).
	(e)	CUSIP Number 88265P208

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership.
	(a)	Amount beneficially owned:

Value Master Fund:	243,657 shares of Common Stock
Value Advisors:	243,657 shares of Common Stock
Value Management:	243,657 shares of Common Stock
Value Capital Management:	243,657 shares of Common Stock
Value Management GP:	243,657 shares of Common Stock
SVF Master Fund:	197,267 shares of Common Stock
SVF Advisors:	197,267 shares of Common Stock
SVF Capital Management:	197,267 shares of Common Stock
Lyxor Fund:	116,536 shares of Common Stock
SOMA Fund:	491,931 shares of Common Stock
SOMA Advisors:	491,931 shares of Common Stock
SOMA Capital Management:	491,931 shares of Common Stock
SVF Management:	882,301 shares of Common Stock
SVF Management GP:	882,301 shares of Common Stock
Capital Management:	1,125,958 shares of Common Stock
Capital Management GP:	1,125,958 shares of Common Stock
Holdings	1,125,958 shares of Common Stock
Holdings GP	1,125,958 shares of Common Stock
Principal II:	932,855 shares of Common Stock
Principal GP:	932,855 shares of Common Stock

The number of shares reported as beneficially owned by SVF Management includes 76,567 shares of the Issuer’s common stock held by Permal Apollo Value Investment Fund Ltd. (“Permal Fund”), which entered into an Investment Advisory Agreement with SVF Management in December 2009, whereby SVF Management is given the authority to make investment decisions on behalf of, and vote securities held by, Permal Fund.  The shares held by Permal Fund are therefore included in the shares shown as beneficially owned by SVF Management, SVF Management GP, Capital Management, Capital Management GP, Holdings and Holdings GP in this section (a) of Item 4 and sections (b) and (c) of Item 4 below.

Value Advisors, Value Management, SVF Advisors, SVF Management, SOMA Advisors, SOMA Capital Management, Value Capital Management, Value Management GP, SVF Management GP, SVF Capital Management, Capital Management, Capital Management GP, Holdings, Holdings GP, Principal II, Principal GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the principal executive officers and managers of Holdings GP, Capital Management GP and Principal GP, disclaim beneficial ownership of all shares of the Common Stock in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

Value Master Fund:	1.4%
Value Advisors:	1.4%
Value Management:	1.4%
Value Capital Management:	1.4%
Value Management GP:	1.4%
SVF Master Fund:	1.1%
SVF Advisors:	1.1%
SVF Capital Management:	1.1%
Lyxor Fund:	0.7%
SOMA Funds:	2.7%
SOMA Advisors:	2.7%
SOMA Capital Management:	2.7%
SVF Management:	4.9%
SVF Management GP:	4.9%
Capital Management:	6.3%
Capital Management GP:	6.3%
Holdings	6.3%
Holdings GP	6.3%
Principal II:	5.2%
Principal GP:	5.2%

The percentage amounts are based on 17,897,904 shares of Common Stock outstanding as of October 5, 2009 according to the Amendment to the Issuer’s Form 10 filed with the Securities and Exchange Commission on January 8, 2010.

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons.
	(ii)	Shared power to vote or to direct the vote:

Value Master Fund:	243,657 shares of Common Stock
Value Advisors:	243,657 shares of Common Stock
Value Management:	243,657 shares of Common Stock
Value Capital Management:	243,657 shares of Common Stock
Value Management GP:	243,657 shares of Common Stock
SVF Master Fund:	197,267 shares of Common Stock
SVF Advisors:	197,267 shares of Common Stock
SVF Capital Management:	197,267 shares of Common Stock
Lyxor Fund:	116,536 shares of Common Stock
SOMA Fund:	491,931 shares of Common Stock
SOMA Advisors:	491,931 shares of Common Stock
SOMA Capital Management:	491,931 shares of Common Stock
SVF Management:	882,301 shares of Common Stock
SVF Management GP:	882,301 shares of Common Stock
Capital Management:	1,125,958 shares of Common Stock
Capital Management GP:	1,125,958 shares of Common Stock
Holdings	1,125,958 shares of Common Stock
Holdings GP	1,125,958 shares of Common Stock
Principal II:	932,855 shares of Common Stock
Principal GP:	932,855 shares of Common Stock

(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons.
(iv)	Shared power to dispose or to direct the disposition of :

Value Master Fund:	243,657 shares of Common Stock
Value Advisors:	243,657 shares of Common Stock
Value Management:	243,657 shares of Common Stock
Value Capital Management:	243,657 shares of Common Stock
Value Management GP:	243,657 shares of Common Stock
SVF Master Fund:	197,267 shares of Common Stock
SVF Advisors:	197,267 shares of Common Stock
SVF Capital Management:	197,267 shares of Common Stock
Lyxor Fund:	116,536 shares of Common Stock
SOMA Fund:	491,931 shares of Common Stock
SOMA Advisors:	491,931 shares of Common Stock
SOMA Capital Management:	491,931 shares of Common Stock
SVF Management:	882,301 shares of Common Stock
SVF Management GP:	882,301 shares of Common Stock
Capital Management:	1,125,958 shares of Common Stock
Capital Management GP:	1,125,958 shares of Common Stock
Holdings	1,125,958 shares of Common Stock
Holdings GP	1,125,958 shares of Common Stock
Principal II:	932,855 shares of Common Stock

Principal GP:	932,855 shares of Common Stock

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 16, 2010	APOLLO VALUE INVESTMENT MASTER FUND, L.P.

	By:	APOLLO VALUE ADVISORS, L.P.
Its Managing General Partner

		By:		APOLLO VALUE CAPITAL MANAGEMENT, LLC
Its General Partner

			By:	/s/ Cindy Michel
Cindy Michel
Vice President

Date: February 16, 2010	APOLLO VALUE ADVISORS, L.P.

	By:	APOLLO VALUE CAPITAL MANAGEMENT, LLC
Its General Partner

		By:		/s/ Cindy Michel
Cindy Michel
Vice President

Date: February 16, 2010	APOLLO VALUE CAPITAL MANAGEMENT, LLC

	By:	/s/ Cindy Michel
Cindy Michel
Vice President

Date: February 16, 2010	APOLLO VALUE MANAGEMENT, L.P.

	By:	APOLLO VALUE MANAGEMENT GP, LLC
Its General Partner

		By:		/s/ Cindy Michel
Cindy Michel
Vice President

Date: February 16, 2010	APOLLO VALUE MANAGEMENT GP, LLC

	By:	/s/ Cindy Michel
Cindy Michel
Vice President

Date: February 16, 2010	APOLLO STRATEGIC VALUE MASTER FUND, L.P.

	By:	APOLLO SVF ADVISORS, L.P.
Its Managing General Partner

	By:	APOLLO SVF CAPITAL MANAGEMENT, LLC
Its General Partner

		By:	/s/ Cindy Michel
Cindy Michel
Vice President

Date: February 16, 2010	APOLLO SVF ADVISORS, L.P.

	By:	APOLLO SVF CAPITAL MANAGEMENT, LLC
Its General Manager

		By:	/s/ Cindy Michel
Cindy Michel
Vice President

Date: February 16, 2010	APOLLO SVF CAPITAL MANAGEMENT, LLC

	By:	/s/ Cindy Michel
Cindy Michel
Vice President

Date: February 16, 2010	APOLLO SVF MANAGEMENT, L.P.

	By:	APOLLO SVF MANAGEMENT GP, LLC
Its General Partner

		By:	/s/ Cindy Michel
Cindy Michel
Vice President

Date: February 16, 2010	APOLLO SVF MANAGEMENT GP, LLC

	By:	/s/ Cindy Michel
Cindy Michel
Vice President

Date: February 16, 2010	LYXOR/APOLLO DISTRESSED FUND LIMITED

	By:	APOLLO SVF MANAGEMENT, L.P.
Its Trading Advisor

		By:	APOLLO SVF MANAGEMENT GP, LLC
Its General Partner

			By:	/s/ Cindy Michel
Cindy Michel
Vice President

Date: February 16, 2010	APOLLO SPECIAL OPPORTUNITIES MANAGED ACCOUNT, L.P.

	By:	APOLLO SOMA ADVISORS, L.P.
Its General Partner

		By:	APOLLO SOMA CAPITAL MANAGEMENT, LLC
Its General Partner

			By:	/s/ Cindy Michel
Cindy Michel
Vice President

Date: February 16, 2010	APOLLO SOMA ADVISORS, L.P.

	By:	APOLLO SOMA CAPITAL MANAGEMENT, LLC
Its General Partner

		By:	/s/ Cindy Michel
Cindy Michel
Vice President

Date: February 16, 2010	APOLLO SOMA CAPITAL MANAGEMENT, LLC

	By:	/s/ Cindy Michel
Cindy Michel
Vice President

Date: February 16, 2010	APOLLO CAPITAL MANAGEMENT, L.P.

	By:	APOLLO CAPITAL MANAGEMENT GP, LLC
Its General Partner

		By:	/s/ Cindy Michel
Cindy Michel
Vice President

Date: February 16, 2010	APOLLO CAPITAL MANAGEMENT GP, LLC

	By:	/s/ Cindy Michel
Cindy Michel
Vice President

Date: February 16, 2010	APOLLO PRINCIPAL HOLDINGS II, L.P.

	By:	APOLLO PRINCIPAL HOLDINGS II GP, LLC
Its General Partner

		By:	/s/ Cindy Michel
Cindy Michel
Vice President

Date: February 16, 2010	APOLLO PRINCIPAL HOLDINGS II GP, LLC

	By:	/s/ Cindy Michel
Cindy Michel
Vice President

Date: February 16, 2010	APOLLO MANAGEMENT HOLDINGS, L.P.

	By:	APOLLO MANAGEMENT HOLDINGS GP, LLC
Its General Partner

		By:	/s/ Cindy Michel
Cindy Michel
Vice President

Date: February 16, 2010	APOLLO MANAGEMENT HOLDINGS GP, LLC

	By:	/s/ Cindy Michel
Cindy Michel
Vice President